Exhibit 99.1

Investor Relations (303) 691-4350 Investor@aimco.com Jennifer Martin Vice President — Investor Relations (303) 691-4440
APARTMENT INVESTMENT AND MANAGEMENT COMPANY
ANNOUNCES EFFECT FROM HURRICANE WILMA
DENVER, COLORADO, November 21, 2005
Apartment Investment and Management Company (“Aimco”) (NYSE:AIV) announced today that it has preliminarily assessed damage caused by Hurricane Wilma, which affected 23 Aimco apartment properties located in the Miami area and Naples, Florida including 22 conventional properties and one affordable property. No residents or employees were injured in the storm.
The damage at properties varied and was predominantly caused by strong winds. Most damage related to landscaping, roofing, and heating and cooling equipment located on rooftops. No single property experienced catastrophic damage; however, 12 apartment units are currently down and undergoing repairs. Residents of damaged units have been relocated to available Aimco apartments or have been temporarily housed in hotels until their apartments are repaired. Aimco expects that repairs will be completed within approximately six months of the October 24, 2005 event.
Aimco’s share of the casualty expenses (net of any third party insurance coverage) from the hurricane is estimated at $8.7 million, or $0.08 per share, in Funds from Operations for the fourth quarter of 2005, which was not previously considered in guidance.
This release contains forward-looking information, including statements regarding fourth quarter 2005 results. These statements are subject to certain risks and uncertainties, and actual results may differ materially from projections. These forward-looking statements reflect management’s judgment as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances.
Aimco is a real estate investment trust headquartered in Denver, Colorado that owns and operates a geographically diversified portfolio of apartment communities through 25 regional operating centers. Aimco, through its subsidiaries, operates approximately 1,425 properties, including approximately 250,000 apartment units, and serves approximately one million residents each year. Aimco’s properties are located in 47 states, the District of Columbia and Puerto Rico. Aimco common shares are included in the S&P 500.